Exhibit 3.239

CERTIFICATE OF FORMATION

OF

CHARTER STORES FCN, LLC

1. The name of the limited liability company is Charter Stores FCN, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Charter Stores FUN, LLC this 30th day of July, 2002.

/s/ Janeen G. Domagalski
Janeen G. Domagalski
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:00 PM 07/30/2002 020484695 - 3553091